Exhibit 10.1

December 10, 2012

This letter will confirm my request to cancel the entire award of the 660,000 stock options granted to me under the Employee and Director Retention Grant on September 27, 2012.  There will be no cash or other consideration received as a result of this cancellation.

Sincerely,

/s/  Ashleigh Palmer
Ashleigh Palmer
Chief Executive Officer